Exhibit 5.1
UnitedAuto
Shane M. Spradlin
Vice President, Secretary
and Senior Corporate Counsel
United Auto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302
May 16, 2006
Re: United Auto Group, Inc. Registration
Statement on Form S-3
Ladies and Gentlemen:
I have acted as counsel to United Auto Group, Inc. (the “Company”), a Delaware corporation, in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) with respect to a registration of $375,000,000 principal amount of its outstanding 3.5% Convertible Senior Subordinated Notes due 2026 (the “Notes”), the underlying voting common stock of the Company, par value $0.001 per share, issuable upon conversion of the Notes, (the “Common Stock”), and the related joint and several guarantees of the Notes on a senior subordinated basis (the “Guarantees” and, at times together with the Notes and Common Stock, the “Securities”) by substantially all of the Company’s domestic wholly-owned subsidiaries (the “Guarantors”). The Notes and Guarantees will be offered pursuant to an indenture, dated as of January 31, 2006, as supplemented (the “Indenture”), by and among the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as trustee.
     In so acting, I have examined originals or copies of the (1) the Registration Statement; (2) the Prospectus that is a part of the Registration Statement (the “Prospectus”); (3) the Indenture; and (4) the Registration Rights Agreement dated as of January 31, 2006 by and among, among others, the Company and the Initial Purchasers (as such term is defined therein)(the “Registration Rights Agreement”, and collectively with the foregoing documents, the “Operative Documents”).
     I have also examined original, reproduced or certified copies of resolutions adopted by the Company’s board of directors and the Guarantors’ boards of directors, general partners or managing members, as the case may be, and such other documents, corporate records, certificates of public officials, officers and representatives of the Company and the Guarantors and other instruments as I have deemed necessary or appropriate to render the opinions set forth below, and have considered such questions of law as I have deemed necessary to enable me to render the opinions expressed below.
     In my examination of documents and records, I have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with originals of all documents submitted to me as telecopied, certified, photostatic or reproduced copies and the authenticity of all such documents. I have also assumed, but not independently verified, that all documents executed by a party other than the Company or any respective subsidiaries thereof were duly and validly authorized, executed and delivered by such party, that such party has the requisite power and authority to execute, deliver and perform such agreements and other documents, and that such agreements and other documents are legal, valid and binding obligations of such party and enforceable against such party in accordance with their respective terms.
     With respect to questions of fact material to this opinion, I have relied without independent inquiry or verification, solely upon (a) the representations and warranties and factual matters set forth in each of the Operative Documents, including any exhibits or schedules attached thereto, respectively, (b) written and oral representations of officers of the Company and the Guarantors and (c) certificates of public officials. I do not opine in any respect as to the accuracy of any such facts contained in items (a)-(c).
     Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, I am of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law and the shares of Common Stock issuable upon conversion of the Notes have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture, will be legally issued, fully paid and non-assessable.
     I express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any and all references to me under the caption “Legal Matters” in the Prospectus included as part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     In rendering the foregoing opinion, I do not express an opinion concerning any laws other than the laws of the State of Michigan, the State of New York, the general corporate law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

Shane M. Spradlin